Exhibit 10.2

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “Agreement”), effective as of January 25, 2018 (the “Effective Date”), is by and between Emmaus Medical, Inc. with its principal place of business at 21250 Hawthorne Blvd - Suite 800, Torrance, CA 90503 (“Client”) and Publicis Healthcare Solutions, Inc., with its principal place of business at 1000 Floral Vale Boulevard, Yardley, PA 19067 (“Company”).  Client and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Company is a services provider offering field, contact center, recruiting and other related services in the pharmaceutical industry; and

WHEREAS, Client is a biopharmaceutical company engaged in the discovery, development and commercialization of innovative treatments and therapies primarily for rare and orphan disease; and

WHEREAS, Client wishes to engage Company to provide the services as further described herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

AGREEMENT FRAMEWORK AND STRUCTURE

1.1Purpose of the Agreement.  The purpose of this Agreement is to establish an ongoing services arrangement between Client and Company for the provision of certain services in relation to Client’s Product(s), as further described herein and in Statements of Work issued between the parties from time to time, a form of which is attached as Exhibit A (each an “SOW”).  Services may include, but may not be limited to, recruiting services, call center services, field services and other enhanced services as may be provided by Company from time to time (collectively the “Services”).

1.2Execution of Statements of Work. Company shall provide Services only in accordance with an executed SOW, the terms of which shall include, at a minimum, a description of the Services to be provided, the anticipated period of performance, fees, payment terms and any other applicable terms and conditions as agreed to by the Parties.

ARTICLE II

SERVICES

2.1Scope of Services.  During the Term, Company may provide to Client, in accordance with the terms of an executed SOW, the following Services:

(a)	Direct Recruiting Services, as more fully described in Exhibit B; and
(b)	Contract Sales Organization Services, as more fully described in Exhibit C;

(c)	Capability development services, and
(d)	Ancillary services as may be negotiated between the Parties from time to time.

2.2Services Exhibits.  Exhibit B and C are hereby incorporated into and made a part of this Agreement for all purposes.  Company’s performance of any Services shall be in accordance with the terms established in the applicable Exhibit and relevant SOW, all of which shall be governed by the terms and conditions set forth herein.

2.3Use of Subcontractors or Third Party Vendors.  Company may, from time to time engage Subcontractors or Third Party Vendors to perform certain functions which are integral and/or ancillary to the Services.  In all such cases, the following shall apply.

2.3.1Subcontractors.  Client agrees that Company may engage Subcontractors to provide Services to Client.  The term “Subcontractor” shall mean any third party engaged by Company in connection with the Services to perform work integral to the Services which would customarily be performed solely and directly by Company.  Company hereby assumes responsibility for the performance of such Subcontractors as if work performed by Subcontractor were performed by Company.  Company shall ensure that Subcontractors comply with the terms and conditions of this Agreement in all material respects.

2.3.2Third Party Vendors.  Client agrees that Company may engage Third Party Vendors from time to time, to be approved by Client in advance.  The term “Third Party Vendor” shall mean a supplier of goods and/or services which are ancillary to or supplement the Services to be performed by Company hereunder and which Company engages on Client’s behalf but does not otherwise exercise any direct authority or control. Company shall use reasonable efforts to ensure Third Party Vendors comply with the terms and conditions of this Agreement in all material respects, provided, however, Company makes no representations or warranties with respect to such Third Party Vendors and neither Company nor Client shall be liable for the performance of the same.  Company shall notify Client in advance of any costs associated with the engagement of Third Party Vendors and no such costs shall be incurred without Client’s advance written approval.  Execution of an SOW shall constitute written approval for purposes of this Section 2.3.2.

ARTICLE III

RESPECTIVE OBLIGATIONS OF THE PARTIES

3.1	Obligations of Company.

3.1.1Company shall perform the Services in accordance with all applicable laws and regulations, including without limitation, those governing the marketing of prescription drugs applicable to its obligations hereunder, including but not limited to those pertaining to fraud and abuse, anti-kickback, physician self-referrals, off label promotion, interactions with healthcare professionals (“Applicable Laws”) and Client’s codes of conduct, as provided in writing to Company.

3.1.2Company shall perform such Services in accordance with the terms of an applicable SOW, prevailing industry professional and technical standards applicable thereto and shall employ personnel qualified with the technical skills, training, and experience needed to perform such Services.

3.1.3Company shall not finalize or implement any Service(s) identified in an SOW until it receives written approval from Client.

3.1.4Company shall promptly notify Client, by telephone and subsequently in written form, of any events that occur or may occur that materially interrupt or affect the performance of the Services or the completion of the Services in accordance with the time frame set forth in the SOW; provided, however, that except as otherwise set forth in Section 13.1 and for delays caused by Client or its third party designee, Company shall remain liable for performance of the Services as set forth in the SOW unless agreed otherwise in writing by Client.

3.2	Obligations of Client.

3.2.1Client shall timely provide Company with all necessary information and materials which are required in order for Company to perform the Services, as specifically enumerated in an SOW or otherwise agreed upon in writing by the parties.

3.2.2Client shall provide Company with reasonable access to its employees and/or facilities as necessary in order for Company to provide the Services.

3.2.3Client shall provide timely approval prior to Company’s performance of any Services, such approval not to be unreasonably withheld or delayed.  Company shall not be responsible for any Services delays that result from Client’s delay in providing approvals as contemplated herein.

3.2.4Client shall promptly notify Company, by telephone and subsequently in written form, of any events that occur or may occur that materially interrupt or affect the performance of the Services or the completion of the Services in accordance with the time frame set forth in the SOW.

3.2.5Client shall be responsible for the truth, accuracy, and completeness of information concerning its organization, products, services, competitors or its industry that Client furnishes to Company for use in providing the Services.

3.2.6To the extent Client engages Company to perform Direct Recruiting Services, any individuals who are recruited by Company but hired by Client shall be deemed employees of Client (each, only once actually hired by Client, a “Client Resource”).  Client shall be responsible for the management, oversight and control of such Client Resource(s), which shall include, without limitation, all responsibilities and obligations related to payment of compensation, benefits, taxes and other obligations which are ordinarily understood to flow between employer and employee.  Company is hereby released from all liability resulting from the acts or omissions of any such Client Resource occurring after such individual has been employed by Client.

ARTICLE IV

FEES AND INVOICING TERMS

4.1Client shall pay Company the Fees for Services as set forth in an applicable SOW.  Company shall submit invoices to Client in accordance with the payment schedule set forth in each applicable SOW, referencing the appropriate purchase order number (if applicable).  Client shall pay all invoices within thirty (30) days from the invoice date.  In addition to all other remedies Company may have, all past due payments will be subject to a late charge of 1½ % per month or such lower rate as is permitted by applicable law.

4.2Should Client dispute any portion of an invoice, Client shall pay all undisputed amounts and provide Company written notice of the dispute within thirty (30) days of the original invoice date.  The parties shall negotiate in good faith to resolve the dispute within sixty (60) days after Company’s receipt of notice thereof.  Once resolved, if necessary, Company will issue a corrected invoice to Client and Client shall pay such corrected invoice within thirty (30) days of receipt of the corrected invoice.

ARTICLE V

CHANGES AND MODIFICATIONS

5.1No changes or modifications to this Agreement shall be valid or enforceable unless agreed to in a written amendment, executed by both Parties.

5.2Client and Company may amend certain obligations related to the Services by written addendum to an SOW.   In the event any change or modification to the Services results in an increase or decrease in Fees, Company and Client shall negotiate such Fee adjustments promptly and in good faith.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1Company represents and warrants to Client that Company (i) has the power and authority to enter into and perform its obligations under this Agreement; (ii) it is subject to no restrictions that would prevent its ability to perform its obligations under this Agreement; (iii) it possesses the skills, expertise and resources required to perform the Services in a professional manner, consistent with industry standards and in compliance with all Applicable Laws and regulations; (iv) to the best of its knowledge, no officers, directors, employees or subcontractors directly performing Services hereunder is listed by any US Federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs; and (v) shall comply with all Applicable Laws and regulations in relation to the Services provided and performing its obligations under this Agreement.

6.2Client represents and warrants to Company that Client: (i) has the power and authority to enter into and perform its obligations under this Agreement; and (ii) is subject to no restrictions that would impair its ability to perform its obligations under this Agreement; and (iii) shall comply with all Applicable Laws in relation to the Services provided and performing its obligations under this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1Company shall indemnify, defend, and hold Client, its affiliates, agents, directors, officers, and employees (collectively, the “Client Indemnitees”) harmless from and against any and all loss, liability, claim, damage, and expense, injury or alleged injury to third parties including reasonable attorney and litigation fees (collectively, “Losses”) that Client may incur resulting from any third party claim, suit or proceeding made or brought against Client relating to the performance of its obligations hereunder and arising from Company’s (i) gross negligence or willful misconduct, and/or (ii) breach of its representations and warranties under this Agreement; provided, however, that Company shall not be obligated to indemnify Client for any Losses arising under sub-sections (i) and (ii) to the extent that such Losses result from (a) the breach of this Agreement or any SOW by Client or the gross negligence or willful misconduct of any of the Client Indemnitees; (b) a matter or matters which the Company has advised Client in writing of certain risks and Client has elected to proceed notwithstanding Company’s advice; or (c) any action or inaction by a Client Resource, including without limitation employment related matters; or (d) any actions or failures to act by Third Party Vendors.  Client shall give Company prompt written notice of any indemnifiable claim hereunder; provided that Company’s obligation to indemnify shall not be excused by any delay in providing such notice unless such delay materially prejudices the defense of such claim.  Company’s obligation to indemnify Client shall survive the expiration or termination of this Agreement.

7.2Client shall indemnify, defend, and hold Company, its affiliates agents, directors, officers, and employers (collectively, the “Company Indemnitees”) harmless from and against any and all Losses Company may incur resulting from any third party claim, suit or proceeding made or brought against Company relating to the performance of its obligations hereunder and arising from: (i) Client’s gross negligence or willful misconduct, and/or (ii) a breach of its representations and warranties under this Agreement; (iii) product or other information, data or materials submitted by or on behalf of Client to Company Indemnitee, including without limitation any information, data or materials provided to Company by a third-party provider; (iv) the manufacture, sale, distribution or use of any of Client’s products or services (including, but not limited to, product liability claims, personal injury, death and claims that such manufacture, sale and/or distribution violates the rights of any third parties or that the advertising, publicity or promotion of Client’s products or services encourages or induces the violation of the rights of any third parties); (v) risks that the Company has brought to Client’s attention in writing and  Client has elected in writing to proceed notwithstanding such risks; and (vi) any actions or inactions of Client Resources, including without limitation employment related matters; provided, however, that Client shall not be obligated to indemnify Company for any Losses arising under sub-sections (i)-(v) to the extent that such Losses result from the gross negligence or willful misconduct of the Company Indemnitees.  Client’s obligations under this section include payment for all expenses (including reasonable attorney’s fees and expenses) incurred by a Company Indemnitee in connection with responding to any subpoena, discovery demand or other directive having the force of law or governmental inquiry, served upon the Company Indemnitee or any of its affiliates that relates to Client, its business or its industry that arises out of any litigation, proceedings or investigations involving Client.  Company shall give Client prompt written notice of any indemnifiable claim hereunder; provided that Client’s obligation to indemnify shall not be excused by any delay in providing such notice unless such delay materially prejudices the defense of such claim. Client’s obligation to indemnify the Company Indemnitees shall survive the expiration or termination of this Agreement.

7.3For the purposes of this Article VII, the indemnifying party shall have the right to control the defense and settlement (upon terms reasonably acceptable to the indemnitee) of any and all claims, suits or administrative proceedings to which these indemnities relate.  The indemnified party shall cooperate fully in the defense of any and all such claims, suits or administrative proceedings.

7.4NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, LOSS OF PROFIT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OF ANY KIND WHATSOEVER.

7.5COMPANY’S  LIABILITY FOR DIRECT DAMAGES SHALL BE LIMITED AS FOLLOWS: (i) CSO SERVICES: TWO TIMES (2X) TWELVE (12) MONTHS OF PROGRAM MANAGEMENT AND GENERAL & ADMINISTRATIVE FEES PAID BY CLIENT (EXCLUDING PASS THROUGH COSTS AND EXPENSES) UNDER THE APPLICABLE SOW FROM WHICH THE CLAIM AT ISSUE ARISES; (ii) DIRECT RECRUITING & CAPABILITY DEVELOPMENT SERVICES: 10% OF FEES PAID BY CLIENT UNDER THE APPLICABLE SOW FROM WHICH THE CLAIM AT ISSUE ARISES.  THE FOREGOING LIMITATIONS OF LIABILITY IN THIS SECTION 7.5 SHALL NOT APPLY IN CASE OF ANY THIRD PARTY INDEMNITY CLAIMS PURSUANT TO SECTION 7.1.

ARTICLE VIII

CONFIDENTIALITY

8.1Each party (the “Receiving Party”) shall keep in strict confidence all proprietary and confidential information (the “Confidential Information”) supplied to it by the other party (the “Disclosing Party”) and shall not disclose such Confidential Information to any third party except with the prior written approval of the Disclosing Party.  The Receiving Party will not disclose any Confidential Information except to its employees, agents and affiliates on a need-to-know basis and under the same obligations of confidentiality as contained in this Agreement, and will not use any Confidential Information except for to perform its obligations hereunder.  The Receiving Party agrees that any Confidential

Information disclosed to it by the Disclosing Party will remain the sole and exclusive property of the Disclosing Party and will be returned or destroyed at the request of the Disclosing Party, but in any event not later than thirty (30) days from the date of such request or on termination of this Agreement.  Notwithstanding the foregoing provision, each party may retain one copy of Confidential Information in its confidential files solely for archival purposes and any Confidential Information automatically stored as part of its electronic back-up procedures, provided such Confidential Information cannot be accessed in the ordinary course of business.

8.2The confidentiality obligation does not apply to any Confidential Information that the Receiving Party can establish by its contemporaneous written records:

(a)was publicly known, or otherwise known by the Receiving Party, prior to disclosure by the Disclosing Party;

(b)became publicly known after disclosure by the Disclosing Party without fault of the Receiving Party;

(c)was received by the Receiving Party from a third party not reasonably known to be under obligations of confidentiality with respect to the disclosure of such information; or

(d)was independently developed by the Receiving Party without the use of any Confidential Information.

8.3In the event that the Receiving Party or anyone to whom it transmits the Confidential Information pursuant to this Agreement becomes legally required in any proceeding to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party shall, to the extent permitted by law and practicable,  provide the Disclosing Party with prompt notice so that the Disclosing Party may either seek a protective order or other appropriate remedy and/or waive in writing compliance with the provisions of this Agreement and the Receiving Party will cooperate with the Disclosing Party in connection with seeking any such relief.  In the event that such protective order or other similar remedy is not obtained, the Receiving Party shall furnish only that portion of the Confidential Information that it is required to furnish under applicable law, as determined by counsel for the Receiving Party. The obligations of this Article VIII shall survive termination of the Agreement for a period of five (5) years.

ARTICLE IX

OWNERSHIP; INTELLECTUAL PROPERTY

9.1Company shall make available to Client all data, information, reports, results, and writings produced on Client’s behalf and as described in an SOW (“Work Product”) upon creation.  Upon payment in full for Services rendered, Company shall assign all right, title, and interest in and to Work Product which will be the sole and exclusive property of Client. Company will promptly disclose to Client any Work Product arising hereunder.   Any Work

Product resulting from the Services will be deemed “works for hire” to the extent permitted by U.S. copyright law.

9.2Notwithstanding anything to the contrary, in no event shall Client have any title or right to, and Company shall be the sole and exclusive owner of, any proprietary business information, methods, processes, techniques,  procedures or software, including, without limitation documentation, .fla files, object code, protected libraries, source code and development tools used, created or developed by Company either independently or in concert with any third party prior to, during or after Company’s performance of Services hereunder; databases of information and specialized database applications, software applications, computer programming and/or coding developed by or for Company (other than any confidential, proprietary information, programs, databases or applications specifically provided by Client to Company or developed by Company which incorporates Client’s Confidential Information under a SOW, in either case for use by Company in the performance of services hereunder) (“Company Materials”); provided, however, that Company shall grant and hereby grants to Client, its successors, and assigns, the royalty-free, worldwide, paid-up, nonexclusive right and license, to the extent required by Client to use, execute, reproduce, display,  and perform Company Materials which are embedded in or made an essential  part of any Work Product to allow Client to exercise its full rights in such Work Product, solely as contemplated herein and in the applicable SOW.

ARTICLE X

TAXES

Any sales or use taxes or other taxes, fees, duties or levies (other than taxes on Company’s or an affiliate’s income and/or any personal property taxes) assessed in any state as a result of the Services covered by this Agreement shall be the sole responsibility of Client and Client shall indemnify and hold Company harmless for any failure of Client to pay any such taxes.

ARTICLE XI

INSURANCE

11.1Company shall obtain and maintain during the term of this Agreement and for two (2) years thereafter, at its sole expense, insurance policies in the following minimum amounts:

Commercial General Liability Insurance

Occurrence form including premises - operations coverage, products - completed operations coverage, coverage for independent Contractors, personal injury coverage and blanket contractual liability.

Limits of Liability

General Aggregate	$2,000,000
Products - Completed Ops Aggregate	$2,000,000
Personal & Adv. Injury Aggregate	$2,000,000
Each Occurrence Limit	$1,000,000

Worker’s Compensation

Limits of Liability

Worker’s Compensation	Statutory
Employer’s Liability
Each Accident	$500,000
Policy Limit - Disease	$500,000
Each Employee - Disease	$500,000

Coverage shall include all states in which operations are conducted.

Umbrella Insurance

Limits of Liability

Annual Aggregate	$1,000,000
Per Occurrence Limit	$1,000,000

Automobile Liability Policy

Limits of Liability	$1,000,000

11.2In the event Company provides Services, as described herein or in any SOW, for any approved and marketed pharmaceutical products of Client, Client agrees to maintain full product liability insurance in respect of claims by third parties for death or personal injury arising out of the use of any such products, in an amount which shall be customary and accepted in the U.S. pharmaceutical industry.

11.3During the term of this Agreement and for two (2) years thereafter, Company and Client shall not permit the required insurance coverage(s) to be reduced, expired, or canceled without reasonable written notice to the other party.  Upon request, each party shall provide a Certificate of Insurance to the other party.

ARTICLE XII

TERM AND TERMINATION

12.1This Agreement shall commence on the Effective Date and shall continue for a term of three (3) years.

12.2Except as otherwise agreed in an SOW, either Client or Company shall have the right to terminate this Agreement or any SOW to which it is a party, at any time, without cause, upon ninety (90) days written notice to the other party (the “Termination Notice”).  Unless otherwise expressly provided herein, any termination of this Agreement or a SOW hereunder shall be effective as of the last day of the applicable notice period or cure period (the “Termination Effective Date”).  Notwithstanding the foregoing, Client, upon reasonable advance notice, reserves the right at any time to modify, cancel or stop individual Services under an SOW without terminating such SOW and, in such event, Company and Client shall work together to amend the SOW and Company will promptly take all reasonable steps necessary to carry out Client’s instructions as agreed to by the parties in such amendment. In the case of any cancelled Services, Client shall pay Company for all Services agreed to, work performed and expenses incurred by Company or a third party in carrying out Client’s revised instructions, as well as for all pre-approved, non-cancelable commitments incurred by Company prior to the Termination Effective Date. In addition, Client shall pay for any termination fees or other penalties agreed to in an executed SOW, attached hereto.

12.3In the event Company or Client becomes insolvent, makes an assignment for the benefit of creditors, files a petition for bankruptcy, is the subject of a petition in bankruptcy which is not dismissed within ninety (90) days from the filing thereof, becomes the subject of any receivership proceeding or admits in writing its inability to pay its debts generally as they become due, the other party may immediately terminate this Agreement by written notice of termination to the other party.

12.4In the event either party breaches a material obligation hereunder (the “Breaching Party”), the other party (the “Non-Breaching Party”) may give the Breaching Party notice specifying in reasonable detail the breach and requesting that the breach be cured (the “Cure Notice”). If the Breaching Party fails to cure the specified breach within thirty (30) days after receipt of the Cure Notice, the Non-Breaching Party shall have the right to terminate this Agreement for cause effective upon notice to the Breaching Party (the “Termination for Cause Notice”).  The Non-Breaching Party’s right to terminate this Agreement under this paragraph shall automatically expire if the Breaching Party has cured the breach prior to receipt of the Termination Notice as evidenced by written agreement by the Non-Breaching Party that the breach has been cured.  The Non-Breaching Party’s right to terminate shall be in addition to any other rights and remedies it may have hereunder in law or in equity.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1Force Majeure.  Each Party shall be excused from the performance of its obligations (other than payment obligations) under this Agreement in the event such performance is prevented by conditions arising out of an event of Force Majeure.  For purposes of this Agreement, a Force Majeure event shall mean conditions beyond the reasonable control of the party asserting existence of such conditions including acts of God, acts of nature, regulation or law of any government, war, civil commotion, terrorists, or similar events which are entirely outside of a party’s control.  Each Party shall use reasonable efforts to notify the other Party as promptly as practicable under the circumstances if it anticipates any delay in performance accordingly and shall resume its obligations promptly upon cessation of the Force Majeure event at issue.   Each party shall have the right to terminate this Agreement without penalty should any Force Majeure event continue, uninterrupted, for a period of sixty (60) days or more.

13.2Notices.  Any notice required or permitted to be given under this Agreement to any party shall be given by sending such notice, in writing, by certified mail, nationally recognized overnight courier or personally delivered to the addresses set forth below:

If to Client:

Emmaus Medical, Inc.

21250 Hawthorne Blvd., Suite 800

Torrance, CA 90503

Attn: Chief Financial Officer

If to Company:

Publicis Healthcare Solutions, Inc.

Attn: Chief Financial Officer

1000 Floral Vale Blvd., Ste. 400

Yardley, PA 19067

A copy of notices sent to Company shall be sent to:

Re:Sources USA, a Publicis Groupe Company

1 Penn Plaza, 5th Floor

New York, New York, 10119

Attention: Claudia N. Wernick, Assistant Deputy General Counsel

Fax: 646-839-2553

13.3Assignment.  Neither party shall assign this Agreement except with the prior written consent of the other party; provided, however, that any assignment resulting from a merger, sale of substantially all of the assets or an internal reorganization of Company shall not constitute an “assignment” for purposes of this Agreement if substantially all of the Company Personnel directly providing services to Client hereunder prior to such reorganization will continue to provide such services to Client after such reorganization.  Client shall have the full right and authority to assign this Agreement without the consent of Company to any Client affiliate or to any entity that acquires substantially all of the equity or assets of Client; provided, however, that Client shall provide Company at least thirty (30) days’ prior written notice thereof.

13.4Independent Contractor.  Except with regard to the purchase of materials and services on Client’s behalf as authorized under an SOW, Company and Client are independent contractors with all the attendant rights and liabilities and, Company is not an agent of or employee of Client.

13.5Non-Solicitation.  Unless otherwise agreed by the Parties in an SOW, during the Term of this Agreement and for a period of one (1) year thereafter, neither Party shall directly or indirectly, hire or solicit for employment the employees of the other party who have performed Services under an applicable SOW without first obtaining the other Party’s written consent.  Nothing in this Section 13.5 shall prevent a Party from hiring an employee of the other Party where such individual (i) contacted a party on his/her own initiative without direct or indirect solicitation or encouragement from the hiring party or (ii) otherwise responds to an independent employment advertisement to the general public.

13.6Entire Agreement.  This Agreement and the exhibits incorporated herein by reference constitute the entire agreement between the parties relating to the subject matter hereof and supersede all previous understandings and agreements.  In the event of any inconsistency between the terms of this Agreement and any SOW, the terms of this Agreement shall control.

13.7Modification.  This Agreement may not be modified orally and no modification or any claimed waiver of any of the provisions hereof shall be binding unless in writing and signed by both parties hereto. An e-mail message shall not be deemed a writing for purposes of amending this Agreement.

13.8Severability.  If any part of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legally constituted body having jurisdiction to make such determination, the remainder of this Agreement shall remain in full force and effect, provided that the part of the Agreement thus invalidated or declared unenforceable is not essential to the intended purposes of this Agreement.

13.9Waiver.  No waiver of any provision or any breach of this Agreement shall constitute a waiver of any other provision or any other or further breach, and no such waiver shall be effective unless made in writing and signed by the party making such waiver.

13.10Binding Effect.  The terms of this Agreement shall be binding upon and inure to the benefit of Company, Client, and their respective successors and assigns.

13.11Governing Law.  The terms of this Agreement shall be construed and interpreted under the laws of the State of Delaware.

13.12Dispute Resolution:   In the event any dispute arises regarding the meaning or interpretation of this Agreement, the parties shall first attempt to resolve such dispute informally within fifteen (15) business days using internal escalation procedures.  In the event informal resolution is not achieved within the stated time period, the parties shall have the right to (1) extend the time period for informal resolution upon mutual agreement or (2) submit such dispute to be finally settled by an arbitration panel comprising of one arbitrator appointed by Client, one arbitrator appointed by Company and a chair who shall be appointed by the other two arbitrators.  Any such arbitration proceeding shall be conducted in accordance with the arbitration rules of the American Arbitration Association and shall be held in Delaware (unless otherwise agreed by the parties).  The arbitration award shall be final and non-appealable and such award may be entered in any court having jurisdiction.

13.13Equitable Remedies:  Each of the parties agrees that it would be impossible or inadequate to measure and calculate a Non-Breaching party’s damages from any breach of the covenants or obligations set forth in Article VIII of this Agreement (Confidentiality).  Accordingly, each Party agrees that if it breaches any of such covenants, the Non-Breaching party will be entitled to seek, in addition to any other rights or remedies available to the Non-Breaching party at law or in equity, an injunction restraining any breach or threatened breach and to specific performance of any such provision of Article VIII.  Each party agrees that no bond or other security shall be required in obtaining such equitable relief.

13.14Survival:  The terms contained in Articles IV, VII, VIII, IX, XI and XIII, and any other obligations which are expressly intended to survive shall survive the expiration or termination of this Agreement.

13.15Authorization: Each of the parties to this Agreement warrants that it is permitted to enter into this Agreement and that the terms of this Agreement are not inconsistent with other contractual obligations that it has.

13.16Counterparts; Facsimile Signatures:  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which taken together shall be deemed one and the same instrument.  In the execution of this Agreement and delivery of signatures, facsimile or digitally scanned signatures will be treated in all respects as having the same effect as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement, through their duly appointed and authorized officers and representatives, to be executed in duplicate as of the day and year first written above.

Emmaus Medical, Inc.	Publicis Healthcare Solutions, Inc.

By: /s/ Lan Tran	By:/s/ Mohan Ganesan

Print Name: Lan Tran	Print Name: Mohan Ganesan

Title: CAO & Co-President	Title: CFO

Date: 01/30/2018	Date: 01/29/2018

Publicis Healthcare Solutions, Inc.

By:/s/ Andrew Adams

Print Name: Andrew Adams

Title: President

Date: 01/29/2018

Exhibit A

Form of Statement of Work

project:   _______________________________

This Statement of Work #X (this “SOW#X”), effective _________ (the “SOW Effective Date”), is made and entered into pursuant to that certain Master Services Agreement dated _______, 2017 (the “Agreement”) by and between Emmaus Medical, Inc., a corporation with offices at 21250 Hawthorne Blvd - Suite 800, Torrance, CA 90503 (“Client”) and _________________, a division of Publicis Healthcare Solutions, Inc., a New Jersey corporation with offices at 1000 Floral Vale Boulevard, Suite 400, Yardley, PA 19067 (“Company”).

1.

Services.  Company will render in the services set forth in the attached Schedule I: Scope of Services (“Services”).  Any additional work required beyond the Services set forth Schedule I must be agreed to in writing by Client and Company.

2.

Term and Termination.  Services will commence upon the SOW Effective Date and all Services, deliverables and payments properly due hereunder will be completed by ____________ and this SOW will terminate on such date; provided, however, that either Client or Company may extend and/or terminate this SOW in accordance with the Agreement.

3.	Client Program Lead.

Client’s Program Lead for this SOW#X is:

Name:

Address:

Email:

4.	Compensation and Invoicing.

a.

In consideration for the Services, Client agrees to pay Company the Fees set forth in Schedule II: Project Fees & Payment Schedule attached hereto.  The total dollar amount payable by Client to Company under this SOW for all Fees and expenses shall not exceed the amount of ____________________________________ ($XXX,XXX USD). The Fees and expenses specified in this SOW represent the total fees and pass through expenses to be paid by Client for the Services contemplated herein.  Any changes to Fees and/or expenses shall be agreed upon by the parties in a signed writing.

b.	All Invoices shall be sent electronically via email to:

Mark Diamond

mdiamond@emmauslifeaciences.com

With a copy sent electronically via email to the Client Program Lead

ACCEPTED AND AGREED:

Emmaus Medical, Inc.	Publicis Healthcare Solutions, Inc.

By:	By:

Name:	Name:

Title:	Title:

Exhibit B

Direct Recruiting Services

I.	The following definitions shall apply to this Exhibit B:

a)	“Client Resource” shall mean an individual identified in the course of the Direct Recruiting Services who is engaged as an employee of Client.

b)	“Company Resource” shall mean an individual identified in the course of the Direct Recruiting Services who is engaged as an employee of Company.

c)	“Direct Recruiting Services” shall mean services to be performed by Company on Client’s behalf for purposes of identifying and hiring Client Resources or Company Resources.

d)	“Program Management Services” shall mean project oversight to be provided by Company as outlined within each SOW.

II.

This Exhibit B describes a summary of Direct Recruiting Services only and does not guarantee that any or all of the services will be provided by Company, nor is Client obligated to engage Company for the same.  Prior to the provision of any such services, the Parties will finalize an SOW which shall include, at a minimum, a full description of services as well as fees and expenses associated with each requested service. The terms of this Exhibit B shall apply to Direct Recruiting Services only.

A.	Recruitment:

Recruitment Services may include the following:

i.	Assist the Client with developing job description profiles, as requested and approved by Client;
ii.	Source, screen, and telephone interview qualified candidates;
iii.	Build, expand and/or backfill teams as requested by Client;
iv.	Communicate with candidates throughout the recruiting cycle;
v.	Work collaboratively with Client hiring manager and talent acquisition from posting to offer;
vi.	Post the position identified above to job boards, as approved by Client;

Work with Client to review any confidentiality, non-solicitation and/or non-compete agreements for each candidate, if any;

vii.	Prepare offer letters for successful candidates, as requested and approved by Client;
viii.

Comply with any and all municipal, state and federal laws, rules and regulations applicable to the performance of the Services and ensure that all candidates are referred in accordance with their individual job related qualifications, without regard to race, religion, sex, age, national origin, disability or any other protected status;
ix.

Provide coordination and scheduling of any candidates moving forward to face-to-face interviews with the Client hiring managers.  Manage the disposition of candidates that were not selected, per the Standard Operating Procedure (“SOP”) process provided by Client.

B.	Program Management Services:

Program Management Services delivered by Company may include:

i.	Provision of a project manager/Client liaison who may:
a.	Act as main point of contact with Client HR, Recruiting and Sales Leadership;
b.	Field questions, identify challenges, propose solutions, updates, etc.;
c.	Develop and present initial Client questionnaire to ensure Company has a viable plan in place to address the Client needs;
d.	Screen and track referrals from Client employees and provide updates to Client employees on referral status. Note - all referrals must apply to the position before Company will screen;
e.	Provide standard reporting and create/update custom reports, as mutually agreed by Company and Client;
f.	Identify and propose solutions to anticipated program needs and/or challenges.

ii.	Recruiter selection and management:
a.

Company may regularly provide to the Client a report(s) containing the recruiting activities, at a frequency to be agreed upon in the applicable SOW.  This report will be customized based on the opening types, etc.;

b.	Company may assist Client in developing a plan for hiring events to be conducted.

C.	Program Personnel:

i.Recruiter: The recruiter has the primary responsibility of interacting with candidates and conveying the “value proposition” on the opportunity. A recruiter works in partnership with the sourcers and the researchers (as described below) providing direction and feedback on the candidates to be submitted for consideration. A Recruiter is responsible for ensuring candidates are applying into Company’s Applicant Tracking System (ATS).  The recruiter will also partner with Client hiring manager and communicate on an as needed basis to recruit the right candidate for each given opening.

ii.Sourcer/Admin:  A sourcer/admin works in partnership with the recruiter and will work to scrub networked databases for profile candidates.  Examples of these data bases would include LinkedIn, CareerBuilder, Monster, MedReps, and The Ladders.  A sourcer will drive candidates to apply online, additionally they may send a short email to assess interest, they may engage in a brief phone conversation to assess interest and drive application.  A sourcer may also contact candidates via phone, email, text, Facebook or LinkedIn to assess interest and also to network other leads.  The sourcer then forwards viable candidates to the recruiter.

D.

Company Personnel:  While providing Services, Company Personnel may work off-site at Company’s location, at other locations as necessary to perform the Services or, at Client’s request, on-site at Client’s location (at Client cost).

E.	Client Obligations:

i.Provide Company with a point of contact list for all stages and tiers of recruitment;

ii.Provide Company, in writing and no later than at time of execution of this Agreement, with approval of minimum job requirements, to be included within agreed upon SOW for each position to be recruited;

iii.Provide Company with approved ad, territories, phone interview guide, outline of interview process expectations and any other tools that Client expects Company to use during the recruiting process;

iv.Provide Company, in writing, any changes that occur with the aforementioned timeline and territories;

v.If Company will be using Client’s ATS (preferred process); Client will provide training on Client’s applicant tracking system. If Company will be using Company’s ATS, both parties will mutually agree upon needs and additional fees, if applicable;

vi.Provide Company with reasonable access to all Client employees and personnel whose cooperation is required in order to achieve successful provision of Services;

vii.Provide Company, in writing, with Client value proposition~~.~~

F.	Placement Fee:

Company will be entitled to a Placement Fee as described in the Fees and Payment Schedule reflected under an applicable SOW for each candidate who is hired by Client as a result of Company’s services hereunder.  Additional fees may apply in the event of any voluntary withdrawal of a candidate.

Client will provide Company with a monthly activity report to include all open positions and filled positions with candidate name, territory name, and start date.  This report will be used for monthly billing verification by the Company.

G.	Additional Recruiting Services and Fees:

(1)Advertisement Services: Client may request, from time to time, additional services, which may include, without limitation, use of third party job-boards, such as CareerBuilder, MedReps, Medzilla, or LinkedIn. In the event Client wishes to add these additional services, the parties shall work together in good faith to agree upon terms and fees accordingly.

(2)Enhanced Recruiting Services:  Company, through services to be provided by a Third Party Vendor, may offer Enhanced Recruiting Services, which may include, without limitation, customized interview surveys and other written or oral solutions which are designed to enhance the recruiting and interviewing process and maximize efficiency.  In the event Client wishes to exercise its option to obtain such Enhanced Recruiting Services, Client and Company shall separately negotiate in good faith scope and associated fees based on Client’s specified requirements.

H.Client Resources.  Client acknowledges and agrees that Client Resources are not, and are not intended to be, considered or treated as, employees of Company or any of its affiliates, and that such Client Resources are not, and are not intended to be, eligible to participate in any benefit programs or in any “Employee Benefit Plans” of Company.  All matters of compensation, benefits and other terms of employment for any such Client Resource shall be solely a matter between Client and such individual.  Client shall be solely responsible and liable for the payment of all compensation and benefits under any such employee benefit plan for Client Resources.

Exhibit C

Contract Sales Organization Services

I.	The following definitions shall apply to this Exhibit C:

a)

“Call” or “Called” shall mean a face-to-face or telephonic interaction between Company Personnel and a Target, or his/her staff members, during which the Company Personnel delivers Client-specified information regarding the Products, and may offer Product Promotional Materials in accordance with applicable industry laws, regulations and guidance, with this Agreement and any related SOWs.

c)

“Company Personnel” means Company provided employees, subcontractors, agents or consultants that are qualified to perform the Services as required for fulfillment of its obligations under this agreement.  Detailed job descriptions will be provided within the applicable Statements of Work.  For the avoidance of doubt, candidates sourced to Client under any direct recruiting Services will not be considered Personnel of Company.

d)	“Products” means Client’s pharmaceutical products as stated in the applicable SOW.

e)	“Product Promotional Materials” means any Client pre-approved materials that can be read and/or provided to Targets during a Call.

f)	“Program” means a program of Calling on Targets to be conducted by the Company Personnel with respect to Client’s Product(s) pursuant to this Agreement.

g)	“Target" means healthcare professionals and his/her staff members, and others that have been specifically identified by Client, including business names and phone numbers, to be Called upon.

II.

This Exhibit C describes a summary of Contract Sales Organization Services only and does not guarantee that any or all of the services will be provided by Company, nor is Client obligated to engage Company for the same.  Prior to the provision of any such services, the Parties will finalize an SOW which shall include, at a minimum, a full description of services as well as fees and expenses associated with each requested service. The terms of this Exhibit C shall apply to Contract Sales Organization Services only.

A.	Summary:

i.With respect to each Program, Company shall engage in the Calling of Targets as provided in accordance with the applicable SOW as well as the agreed upon business rules prior to starting the Program.

ii.During the term of each Program, the parties shall be responsible for the following respective duties and obligations to the extent applicable in connection with each Program:

iii.Company will maintain the number of Personnel as provided in the applicable SOW, whose activities shall be to provide the Services for the Product(s) for that Program.

iv.Client shall make available to Company, at Client's expense, a Client Program Lead to assist and consult with Company's Program Lead regarding any questions pertaining to the Services and/or the Calling of Targets; and such Client Program Lead shall consult with such Client marketing and other personnel as needed to reply to Company’s inquiry.

B.	Product Promotional Materials:

i.Client shall have sole responsibility for the content of all Product Promotional Materials, and all copyright and other intellectual property rights in the Product Promotional Materials shall remain vested in Client.  Company shall not develop or create any promotional materials or literature in connection with the Programs or the Products.

ii.In connection with this Program, Company shall utilize only Product Promotional Materials provided by Client during the Calls.  Company shall immediately cease the use of any Product Promotional Materials when instructed to do so in writing by Client.   Company shall use the Product Promotional Materials only for the purposes of this Agreement.  Company Personnel shall make no claims, statements or representations regarding Products other than those expressly stated in the approved Product Promotional Materials authorized by Client.

iii.Company shall neither add, delete nor modify any claims, including, but not limited to, efficacy or safety claims nor make any changes (including, but not limited to, underlining or adding notes) in the Product Promotional Materials or any Product literature.  Company shall perform the Calls and other Services for the Products in accordance with all Applicable Laws and professional guidelines, including, but not limited to, any applicable provisions of the Federal Food, Drug and Cosmetic Act, the American Medical Association Gifts to Physicians from Industry Guidelines, the Prescription Drug Marketing Act (PDMA), and the Medicare-Medicaid Anti-Fraud and Abuse Amendments.   Company covenants that it shall carefully monitor the activities of the Company Personnel to ensure compliance with all such laws and guidelines applicable to its obligations hereunder.

iv.If applicable, Client shall provide Product Promotional Materials to Company with respect to each Program, at Client's expense, in sufficient quantities as required for the Program.  The shipment and storage of such Product Promotional Services shall be at Client's expense.

C.	Personnel:

i.As the employer of the Personnel, Company shall have responsibility for their direction and control.   Company agrees that the Personnel will cooperate

fully with Client and its management in their monitoring of the Program.  Company shall have sole responsibility for disciplinary procedures or corrective actions regarding the Personnel. Company shall be responsible for initiating and implementing all actions regarding hiring, promotion, discipline, discharge, compensation, processing of grievances and monitoring of the professional appearance, demeanor and conduct of Project team. Accordingly, Client shall not issue or provide any disciplinary documents, notices or memoranda directly to a Company resource.

ii.Company shall provide management and supervisory Personnel to coordinate and support the activities of the Personnel as Company determines to be appropriate to accomplish Company's responsibilities under each Program.  The number and type of Company management and supervisory Personnel may be further defined in the applicable SOW.

iii.If, at any time during the course of the Services, Client determines that any performance of the Services by the Company Personnel does not meet the mutually agreed upon responsibilities set forth herein or in the applicable SOW, Client may request Company to remove such Company Personnel from the Program and replace such individual. Company shall promptly remove any Personnel upon Client's request or as required by Company’s own policies or any applicable federal or state laws or regulations, provided that the request for removal is not based on sex, race, creed, color, national origin, or any other protected status or in violation of any law.  Client’s requested removal of Personnel from a Program is subject to Company’s internal practices and procedures and applicable legal requirements.  Subject to the limitations set forth in this paragraph, Company shall promptly replace such Personnel with a replacement Personnel qualified to perform the Services in accordance with the terms stated herein and in the applicable SOW.

iv.Client acknowledges and agrees that no Company Personnel are, nor are they intended to be, considered or treated as, employees of Client or any of its affiliates, and that such Company Personnel are not, and are not intended to be, eligible to participate in any benefit programs or in any “Employee Benefit Plans”.  All matters of compensation, benefits and other terms of employment for any such Company Personnel shall be solely a matter between Company and such individual.  Company shall be solely responsible and liable for the payment of all compensation and benefits under any such employee benefit plan for Company Personnel.

D)	Program Design and Implementation:

i.Company and Client will jointly collaborate on the design of a strategy, which may include, but is not limited to, Program governance, meeting frequency, escalation procedures, issue resolution and roles and responsibilities of the respective parties.

ii.Company and Client will define key metrics for the Program along with any target goals.  Each metric description may include the frequency of the report, source of the data (Company/Client SFA System (as applicable) or time reporting) and the data delivery method or other specifications agreed to by the parties in an SOW.

E)	Compliance:

i.Client requires that Company Personnel comply with all industry regulations, laws and guidance, including federal healthcare program and FDA requirements, as well as Client’s policies, procedures and training provided by or on behalf of Client.

ii.Client’s Compliance Dept. will provide relevant compliance training content and will have the right to attend training sessions and provide live training if it so chooses.  Company Personnel will receive testing and certification on all policies and procedures required by Client.  Company and/or Client will also provide any required training should any relevant and/or new policies and procedures be implemented.

F)	Adverse Event Reporting (if applicable):

i.As relates to adverse events, Company shall report any actual or suspected violations of laws, regulations, guidance, FDA requirements and/or Client policies and procedures to Client’s Compliance Department within one (1) business day of receiving information relating to the event.

ii.In addition to Client’s requisite adverse event reporting SOP, Company shall notify Client within one (1) business day of receiving information that relates, refers or pertains to the following (in association with any Client products):

•	An adverse event or experience in humans associated with any Products;
•	A technical complaint regarding any Product;
•	A report of any other problem involving any Product (e.g., contamination, discoloration, improper labeling, adulteration);
•	The initiation or threat of any claim, lawsuit or other proceeding against Client, Company or any Company Personnel which relates in any way to the Services provided herein; and/or
•	A report of noncompliance with the Adverse Event Reporting process that requires Client’s immediate attention/knowledge.

iii.Client will be responsible for supplying Company with its Pharmacovigilance reporting process/procedure for adverse event reporting.    Company will be responsible for ensuring all Company Personnel are trained regarding the expectation that they comply with Client’s Pharmacovigilance and Adverse Event policies, procedures and business rules.